Exhibit 8.1

August 7, 2013

Liberty Property Trust

500 Chesterfield Parkway

Malvern, PA 19355

Liberty Property Limited Partnership
c/o Liberty Property Trust

500 Chesterfield Parkway

Malvern, PA 19355

Re:                             Liberty Property Trust

Ladies & Gentlemen:

We have acted as counsel to Liberty Property Trust, a Maryland real estate investment trust (the “Trust” or “LPT”), and Liberty Property Limited Partnership, a Pennsylvania limited partnership (the “Operating Partnership,” which together with the Trust and their affiliates and subsidiaries will be referred to sometimes herein as the “Company”) in connection with the preparation of a Prospectus Supplement, dated August 1, 2013 (the “Prospectus Supplement”), to a Prospectus (the “Prospectus”), included as part of the Registration Statement on Form S-3 (the “Registration Statement”) filed on behalf of the Trust and the Operating Partnership with the Securities and Exchange Commission on May 5, 2011, pursuant to the Securities Act of 1933, as amended (the “Act”), registering for sale certain securities. Any capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Statement, the Prospectus and the Prospectus Supplement.

Basis for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof.  These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinions.  Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future.  Although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including (but not limited to) the following: (1) the Second Amended and Restated Agreement of Limited Partnership of Liberty Property Limited Partnership, a Pennsylvania limited partnership (the “Operating Partnership”), as amended through the date hereof; (2) the Articles of Amendment and Restatement of Declaration of Trust of LPT as amended through the date hereof (the “Declaration of Trust”), and (3) the organizational documents and stock ownership records of certain consolidated subsidiaries of LPT and the Operating Partnership (the “Corporate Entities”).  In rendering the opinions set forth in this letter, we have relied on certain written representations of LPT and the Operating Partnership with respect to both the historic and anticipated assets, operations and activities of LPT and the Operating Partnership, including those representations related to the possible acquisition of Cabot Industrial Value Fund III Operating Partnership, L.P. (the “Management Representation Letter”).

For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Management Representation Letter.  We have relied upon the representations in the Management Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.  We are not aware of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein or other assumptions set forth herein.  To the extent that such representations and information set forth legal conclusions with respect to factual matters relevant to the qualification of LPT as a real estate investment trust under the Code (a “REIT”) or the treatment of the Operating Partnership as a partnership, we have previously reviewed with the individual making such representations the relevant provisions of the Code, applicable Treasury regulations, and published administrative interpretations thereof.  Such representations were reviewed internally within LPT by the individuals with direct primary responsibility for federal income tax matters and LPT’s compliance with the federal income tax rules applicable to REITs.  Finally, our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other matters, including any matters relating to the securities laws, relevant to LPT, the Operating Partnership, or any other person, or any other tax matter, federal, state, local or foreign, not specifically addressed herein.  Specifically, we have not reviewed and we express no opinion as to the adequacy and accuracy of any statement or conclusion set forth in the Registration Statement and any exhibits thereto, other than as specifically addressed below.

Moreover, we have assumed, with your consent, that, insofar as relevant to the opinions set forth herein:

1.                                      Each of LPT, the Operating Partnership, and the Corporate Entities has been and will be operated in the manner described in the Management Representation Letter and in the relevant partnership agreement, limited liability company operating agreement, articles (or certificate) of incorporation, declaration of trust or other organizational documents;

2.                                      We have been provided with all written agreements related to the ownership of the voting stock of the Corporate Entities during the entire period they were owned by the Operating Partnership and there are not now, nor have there ever been, any oral agreements or understandings between LPT or Operating Partnership and any of the owners of the voting stock of any of the Corporate Entities, or any of the Corporate Entities themselves, that are inconsistent with Operating Partnership’s being considered to be the beneficial owner of less than 10% of the outstanding voting securities of any of the Corporate Entities, prior to the effective date of the taxable REIT subsidiary elections made by LPT with respect to the Corporate Entities;

3.                                      LPT is a duly organized and validly existing real estate investment trust under the laws of the State of Maryland, each of the Corporate Entities is a duly organized and validly incorporated corporation under the laws of the state in which it is purported to be organized, and the Operating Partnership is a duly organized and validly existing limited partnership under the laws of the Commonwealth of Pennsylvania;

4.                                      All of the obligations imposed by or described in the documents that we reviewed, including obligations imposed under the Declaration of Trust, have been and will continue to be performed or satisfied in accordance with their terms; and

5.                                      All documents that we have reviewed have been properly executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine.

Opinions

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

(a)                                 For each taxable year commencing with its taxable year ended December 31, 1994, LPT has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code, and LPT’s current and proposed organization and method of operation (as described in the Management Representation Letter) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2013 and thereafter;

(b)                                 The Operating Partnership is properly treated as a partnership for federal income tax purposes and not as a corporation or as an association taxable as a corporation, throughout the period commencing with its taxable year ended December 31, 1994, through the date hereof; and

(c)                                  The statements in the discussion in the Prospectus Supplement under the caption “Supplemental Material United States Federal Income Tax Considerations” and in the Prospectus under the caption “Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership,” insofar as those statements are descriptions of contracts, agreements or other legal documents, or they describe federal statutes, rules and regulations, and except to the extent such statements are statistics or calculations, are correct in all material respects as of the date hereof.

We assume no obligation to advise you of any changes in our opinions or of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of this letter.  LPT’s qualification and taxation as a REIT depends upon LPT’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership.  Cozen O’Connor will not review LPT’s continuing compliance with these requirements.  Accordingly, no assurance can be given that the actual results of LPT’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders, and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter has been prepared for your use in connection with the Prospectus Supplement and speaks as of the date hereof. We do not purport to express any opinion herein concerning any law other than the federal income tax law of the United States. We consent to the filing of this legal opinion as an exhibit to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

COZEN O’CONNOR